Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“First Amendment”) is made and entered into as of the 4th day of November 2021, by and between Partners Bancorp, formerly named Delmar Bancorp (the “Company”), The Bank of Delmarva (the “Bank”), and John W. Breda (“Executive”), and is effective as of this date.

WHEREAS, the Company, the Bank, and Executive have entered into that certain Employment Agreement dated December 13, 2018 (the “Original Agreement”); and

WHEREAS, the Company, the Bank, Virginia Partners Bank, and OceanFirst Financial Corp. (“OCFC”) are in discussions regarding and anticipate a corporate combination involving the purchase by OCFC of the stock of the Company that is expected to close on or about March 31, 2022 (the “Transaction”); and

WHEREAS, the Original Agreement contemplates that on or before December 31, 2021, Executive will have a change in position, whereby he becomes the President and Chief Executive Officer (“CEO”) of the Company in addition to his role as President and CEO of the Bank; and

WHEREAS, in light of the pending Transaction, the parties agree that the above-referenced change in position should not occur as contemplated by the Original Agreement and that it is in the best interests of all parties, including Executive, to postpone any such change in position unless and until there is a determination by the Company Board of Directors, as described below, that the Transaction will not occur; and

WHEREAS, the Company, the Bank, and Executive desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and the parties deeming that it is in their mutual best interests to do so, the Company, the Bank, and Executive, pursuant to Section 17 of the Original Agreement, which permits the parties to modify the Original Agreement in writing, hereby each consents and agrees to amend the Original Agreement as follows:

1.            Section 1.20 of the Original Agreement shall be amended by deleting the current provision, which, for the avoidance of doubt, states that “‘Management Succession Date’ means December 31, 2021, or such earlier date as the Company Board [of Directors] may in its sole discretion determine, upon which Executive shall assume the position of President and Chief Executive Officer of the Company in addition to Executive’s role as President and Chief Executive Officer of the Bank[,]” and replacing current Section 1.20 with the following amended Section 1.20:

“‘Management Succession Date’ means the first to occur of the following: (1) the thirtieth (30th) calendar day after the Company Board has determined, by a majority vote that has taken place as part of a Company Board meeting, that the transaction whereby OceanFirst Financial Corp. (“OCFC”) acquires Partners Bancorp (“Transaction”) shall not take place or occur, as previously was contemplated by the non-binding proposal submitted by OCFC, pursuant to its letter of September 13, 2021, or (2) June 30, 2022, unless the Company Board, prior to June 30, 2022, has determined, by a majority vote that has taken place as part of a Company Board meeting, that the Transaction remains viable and the Company Board shall continue to pursue the Transaction beyond June 30, 2022, in which event the Management Succession Date shall be determined as provided in sub-section (1). On the Management Succession Date, Executive shall assume the position of President and Chief Executive Officer of the Company in addition to Executive’s role as President and Chief Executive Officer of the Bank. Executive recognizes, acknowledges and agrees, that if the Transaction is indeed consummated, there will be no Management Succession Date or Company Board vote as described in sub-section (1) herein. Notwithstanding the foregoing, in the event that the Company Board vote described in sub-section (1) herein would result in a Management Succession Date that is earlier than December 31, 2021, then the effective time of the Management Succession Date shall be delayed until close of business on December 31, 2021, at which time it will be effective.”

2.            All provisions of the Original Agreement that have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent there is any inconsistency between the provisions of the Original Agreement and the First Amendment, the provisions of this First Amendment shall control.

3.            Each of the parties hereto will, from time to time, and at all times hereafter, upon every reasonable request to do so by any other party, make, do, execute and deliver, or cause to be made done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required or necessary in order to further implement and carry out the terms and purpose of this First Amendment.

4.            This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, document, or instrument. Any signature page of any such counterpart, or any electronic signature, PDF or facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of such agreement, document or instrument, and any electronic or facsimile transmission of any signature shall be deemed an original and shall bind such party.

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IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be duly executed on its behalf, all as of the day and year first written above.

PARTNERS BANCORP (formerly named Delmar Bancorp)

By:	/s/ Jeffrey F. Turner
Name:	Jeffrey F. Turner
Title:	Chairman of the Company Board of Directors

BANK OF DELMARVA

By:	/s/ Jeffrey F. Turner
Name:	Jeffrey F. Turner
Title:	Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ John W. Breda
Name:	John W. Breda

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